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                                                                    Exhibit 11.1


                      NEOPROBE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE


                                                       Three Months Ended
                                                            March 31,
                                                     1997              1998
                                                     ----              ----

Net Loss                                         ($4,725,928)      ($7,063,612)

Weighted average number of shares outstanding:

Weighted average common shares
 outstanding beginning of period                  22,586,527        22,763,430

Weighted average common shares
 issued during period                                 65,946            15,847
                                                 -----------------------------


Weighted average number of shares outstanding
 used in computing basic net loss per share       22,652,473        22,779,277
                                                 =============================




Weighted average number of shares used in
 computing diluted net loss per share             22,652,473        22,779,277
                                                 =============================




Earnings (Net Loss) Per Share:
 Basic                                                ($0.21)           ($0.31)
                                                 =============================

 Diluted                                              ($0.21)           ($0.31)
                                                 =============================